Exhibit 99.1

KYTHERA Biopharmaceuticals Releases Second Quarter 2015
Operating Results and Progress Update

Company Executing on Commercial Launch of
 KYBELLA™ (deoxycholic acid) Injection

Westlake Village, Calif., Aug. 6, 2015 – KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today reported financial results for the second quarter of 2015, and provided an update on recent developments.

“We are pleased with the market interest and excitement related to the launch of KYBELLA™, the first and only approved non-surgical treatment for submental contouring. Our training-led launch is on track – we have a total of 350 physicians trained through the end of July, and have seen high demand as we continue to roll out KYBELLA training sites across the country,” said Keith Leonard, KYTHERA’s President and CEO. “Beyond the positive momentum we are seeing in KYBELLA™ uptake, we are also making significant achievements beyond the U.S., including receiving authorization from Health Canada to market BELKYRA™ for treating submental fullness. In addition, we continue to make important progress in our proposed acquisition by Allergan plc, including early termination of the U.S. Federal Trade Commission antitrust waiting period.”

“KYBELLA™ became commercially available on June 22, and we recognized our first product sales during the quarter ended June 30, 2015,” said John Smither, KYTHERA’s Chief Financial Officer. “In the second quarter we had certain unanticipated expenses, including transaction costs related to the proposed acquisition by Allergan and higher stock compensation costs related to the increase in our stock price, but otherwise remain on track with our 2015 operating plans.”

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Summary Financial Results

Net product sales for KYBELLA™ totaled $288,000 at June 30, 2015. Sales of KYBELLA™ commenced in the United States on June 22, 2015, and were booked on a “to the market,” or ex-distributor, basis and include no distributor product stocking.

Cash and cash equivalents and marketable securities, collectively “cash,” totaled $184.9 million at June 30, 2015, compared to $134.7 million at June 30, 2014. For the quarter ended June 30, 2015, the Company had net cash used in operating activities of $25.3 million. Based on current operating plans, the Company believes its existing cash will allow it to fund its operations through at least the next 12 months.

Research and development (R&D) expenses totaled $11.2 million for the second quarter of 2015 and $26.5 million for the first half of 2015, compared to $11.0 million and $20.9 million, respectively, for the corresponding prior year periods. The increase in R&D expenses in the second quarter of 2015 compared to the corresponding period in 2014 was primarily driven by a growth in headcount and related personnel costs, including increased stock compensation expense. This increase was offset by a decrease in manufacturing related costs due to costs being capitalized to inventory as a result of receiving approval of KYBELLA™ in April 2015 and decreased outside consulting costs for clinical and regulatory support.

Selling, general and administrative (SG&A) expenses totaled $25.0 million for the second quarter of 2015 and $37.5 million for the first half of 2015, compared to $7.4 million and $13.5 million, respectively for the corresponding prior year periods. The increase in SG&A expenses in the second quarter of 2015 compared to the corresponding period in 2014 was primarily attributable to: increased personnel costs; increased external costs associated with marketing activities in preparation for the U.S. commercial launch of KYBELLA™ and costs associated with establishing

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sales force capabilities; and increased legal and accounting costs associated with the pending acquisition by Allergan plc (“Allergan”).

Net loss was $37.2 million for the second quarter 2015, compared to $19.5 million for the second quarter of 2014.

Operational Developments

•              On April 29, 2015, the FDA approved KYBELLA™, also known as ATX-101, “for improvement in the appearance of moderate to severe convexity or fullness associated with submental fat in adults.”

•              On June 19, 2015, the Company announced the U.S. availability of KYBELLA™ (deoxycholic acid) injection, the first and only non-surgical treatment approved by the U.S. Food and Drug Administration (“FDA”) for reduction of submental fullness, a common yet under-treated aesthetic condition also known as a “double chin.”

•              On July 27, 2015, the Company announced it received authorization from Health Canada to market BELKYRA™ “for improvement in the appearance of moderate to severe convexity or fullness associated with submental fat (SMF) in adults.” BELKYRA™ was recently launched in the U.S. under the brand name KYBELLA™.

Acquisition-related Developments

•              On June 17, 2015, the Company announced it entered into a definitive agreement under which Allergan has agreed to acquire KYTHERA in a transaction valued at $75 per share of the Company’s common stock, or approximately $2.1 billion, subject to the fulfillment of certain customary conditions. Pending required approvals and fulfillment of other conditions, Allergan currently anticipates closing the transaction in the third quarter of 2015.

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•              On July 27, 2015, the Company announced it received notification that the U.S. Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to Allergan’s pending acquisition of KYTHERA.

About Submental Fullness

Submental fullness is a common yet undertreated condition that can detract from an otherwise balanced and harmonious facial appearancei – leading to an older and heavier look.ii Submental fullness can affect adults – both women and men – of all ages, weight and gender. Influenced by multiple factors including aging and genetics, submental fullness is often resistant to diet and exercise. According to a survey by the American Society for Dermatologic Surgery (ASDS), nearly as many consumers are bothered by submental fullness (68%) as by lines and wrinkles around the eyes (71%).iii

About KYBELLA™

KYBELLA™ is the first and only approved injectable drug for contouring moderate to severe submental fullness, a condition that is commonly referred to as a “double chin.” KYBELLA™ is a non-human and non-animal formulation of deoxycholic acid, a naturally-occurring molecule in the body that aids in the breakdown and absorption of dietary fat.iv When injected into subcutaneous fat, KYBELLA™ causes the destruction of fat cells. Once destroyed, those cells cannot store or accumulate fat.v

KYBELLA™ (deoxycholic acid) injection is indicated for improvement in the appearance of moderate to severe convexity or fullness associated with submental fat in adults.

The safe and effective use of KYBELLA™ for the treatment of subcutaneous fat outside the submental region has not been established and is not recommended.

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About KYTHERA®

KYTHERA Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s longer-term strategy is to leverage its biotechnology and aesthetics experience to expand its product portfolio and pipeline. KYTHERA has submitted regulatory filings for ATX-101 (known as KYBELLA™ in the U.S. and BELKYRA™ in Canada) in Switzerland and Australia. Find more information at www.kythera.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including our expectations regarding the proposed merger with Allergan; our expectations regarding future demand for KYBELLA™; our expectations regarding the successful and continuing introduction of KYBELLA™ to physicians and patients across the U.S., including the training of physicians on KYBELLA™ and the expansion of KYBELLA™ training sites in the United States; our expectations regarding our 2015 operating plans; our beliefs regarding our financial position; the sufficiency of our cash resources; and our expectations regarding our product and pipeline strategy. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, our substantial dependence on KYBELLA™, the uncertainties inherent in the clinical drug development and commercialization process, the uncertainty regarding the closing of our acquisition by Allergan, and other matters that could affect the availability or commercial potential of our drug. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014.

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(Tables follow)

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KYTHERA BIOPHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Product sales, net	$288	$—	$288	$—
Operating expenses:
Cost of sales	14	—	14	—
In-process research and development	—	—	—	52,757
Research and development	11,227	10,962	26,493	20,942
Selling, general and administrative	24,976	7,364	37,471	13,485
Total operating expenses	36,217	18,326	63,978	87,184
Loss from operations	(35,929)	(18,326)	(63,690)	(87,184)
Interest income	122	51	150	118
Interest expense	(1,347)	(1,207)	(2,426)	(1,861)
Net loss	$(37,154)	$(19,482)	$(65,966)	$(88,927)
Per share information:
Net loss, basic and diluted	$(1.44)	$(0.86)	$(2.68)	$(4.00)
Basic and diluted weighted average shares outstanding	25,883	22,660	24,569	22,250

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30,	December 31,
	2015	2014

Cash, cash equivalents and marketable securities	$184,854	$99,661
Working capital	168,805	80,530
Total assets	195,446	103,426
Notes payable (current and noncurrent)	24,645	28,145
Common stock and additional paid-in capital	520,422	367,329
Total stockholders’ equity	146,488	59,438

Investor Contact:

Heather Rowe

Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kythera.com

i  Swift A, Remington K. BeautiPHication: a global approach to facial beauty. Clin Plast Surg. 2011; 38:347-77.

ii  Dayan S. Neck rejuvenation. In: Hirsch, Aesthetic Rejuvenation: A Regional Approach. 1st ed. New York, NY: McGraw Hill Professional Publishing; 2008: 123-147.

iii  American Society for Dermatologic Surgery 2014 Consumer Survey on Cosmetic Dermatologic Procedures (N=8,315); Exact survey language was, “How bothered are you by excess fat under the chin/neck?”

iv  Stryer L, ed. Biochemistry. 4th Edition. New York, NY: WH Freeman and Co.; 1995: 691-707.

v  Package Insert 03/06, section 12.1 (ATX-101 is a cytolytic drug, which when injected into tissue physically disrupts the cell membrane causing lysis).

30930 Russell Ranch Road, Third Floor, Westlake Village, CA  91362